SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 24, 2014

PEAK PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	005-87668	26-1973257
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4450 Arapahoe Avenue, Suite 100 Boulder, CO	80303
(Address of principal executive offices)	(Zip Code)

303.415.2557

(Registrant’s telephone number, including area code)

Cannabis Therapy Corp

4450 Arapahoe Ave, Suite 100

Boulder, CO 80303

(Former name and address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2014, Cannabis Therapy Corp., a Nevada corporation (the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company merged with its wholly owned subsidiary, Peak Pharmaceuticals, Inc., a Nevada corporation with no material operations ("Merger Sub" and such merger transaction, the "Merger"). Upon the consummation of the Merger, the separate existence of Merger Sub ceased and shareholders of the Company became shareholders of the surviving company named Peak Pharmaceuticals, Inc.

As permitted by Chapter 92A.180 of Nevada Revised Statutes, the sole purpose of the Merger was to effect a change of the Company's name from Cannabis Therapy Corp., to Peak Pharmaceuticals, Inc. Upon the filing of Articles of Merger (the "Articles of Merger") with the Secretary of State of Nevada on December 24, 2014 to effect the Merger, the Company's Articles of Incorporation were deemed amended to reflect the change in the Company's corporate name.

A copy of the Articles of Merger as filed with the Secretary of State of Nevada on December 24, 2014, is attached as Exhibit 2.1. A copy of the Merger Agreement dated December 23, 2014, is attached as Exhibit 2.2.

The Company's common stock will temporarily remain listed for quotation on OTC Markets under the current symbol “CTCO” until a new symbol is assigned by Financial Industry Regulatory Authority, Inc. (FINRA). The Company will publicly announce the new trading symbol when assigned by FINRA and the effective date of the symbol change.

The name change was made to make our name more consistent with our business operations and plans relating to development, manufacturing and marketing of hemp-based nutraceutical and supplement products for the human and animal health markets.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit Number	Description
2.1	Articles of Merger as filed with the Nevada Secretary of State on December 24, 2014

2.2	Agreement and Plan of Merger, dated December 23, 2014, by and between Cannabis Therapy Corp and Peak Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peak Pharmaceuticals, Inc.

Dated: December 29, 2014	By:	/s/ Soren Mogelsvang
	Name:	Soren Mogelsvang
	Title:	Chief Executive Officer